UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 12, 2011

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 12, 2011, Arthur J. Gallagher & Co., through its subsidiary, Gallagher Holdings Two (UK) Limited (together, “Gallagher”), entered into a Share Purchase Agreement (the “Agreement”) with HLG Holdings Limited (“HLGH”) and the shareholders of HLGH named therein (the “Sellers”). Under the Agreement, Gallagher purchased all of the outstanding ordinary shares of HLGH for net cash consideration of approximately $158 million (the “Acquisition”). Contemporaneous with the closing of the Acquisition, HLGH used a substantial portion of the net proceeds to redeem outstanding preference shares and accrued interest and dividends. HLGH, which trades as Heath Lambert, brokers property & casualty and employee benefit insurance products throughout the United Kingdom.

The Agreement contains customary warranties with respect to matters such as operation of the acquired business, regulatory compliance, litigation and taxes, as well as indemnification provisions with respect to certain identified liabilities. Approximately $6.4 million of the total consideration was held back and placed in escrow as partial security for the indemnification obligations. The liability of the Sellers under the Agreement is limited to the amount of the escrow. Additionally, Gallagher purchased an insurance policy to stand behind the general and tax warranties and an amount equal to the deductible for that insurance policy, approximately $0.8 million, was also placed in escrow. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached to this report as Exhibit 2.1 and incorporated herein by reference in its entirety.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 12, 2011, Gallagher completed the Acquisition. The information set forth above under Item 1.01 is incorporated by reference into this Item 2.01.

Item 9.01.	Financial Statements and Exhibits.

2.1	Share Purchase Agreement, dated May 12, 2011, between Gallagher, HLGH and the Sellers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: May 17, 2011	/S/ WALTER D. BAY
Walter D. Bay Vice President, General Counsel and Secretary